Exhibit 10.8

BONUS AWARD AGREEMENT

This Bonus Award Agreement (this “Agreement”), effective as of October 27, 2009 (the “Effective Date”), evidences the grant by Tops Holding Corporation (the “Company”), on the terms and subject to the conditions set forth in this Agreement, of a cash bonus award to [                  ] (the “Eligible Employee”).(1)

Section 1.                                            Definitions.  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in Annex I.

Section 2.                                            Payment of Bonus.

(a)                                  General Rule.  Subject to accelerated payment pursuant to the terms hereof and the provisions of Section 2(b), the Eligible Employee shall be entitled to receive $[                  ] (the “Bonus Amount”), subject to and in accordance with the following schedule, if Eligible Employee remains continuously employed by the Company or an Affiliate or a Subsidiary (“Employer”) from the Effective Date through the Vesting Date set forth in the schedule below:

Vesting Date	Percentage of Bonus Amount
33 1/3%
33 1/3%
33 1/3%

Any portion of the Bonus Amount that becomes payable on a Vesting Date specified above will be paid not later than 60 days following that Vesting Date.

(b)                                 Termination.  If Eligible Employee’s employment is terminated by the Employer for Cause or due to the Eligible Employee’s resignation, any then unpaid portion of the Bonus Amount shall be immediately and automatically forfeited upon such termination or resignation, as applicable, and the Company shall have no further obligation to make any payment of all or any portion of the Bonus Amount thereafter.  If Eligible Employee’s employment terminates due to Disability or death, then any unpaid portion of the Bonus Amount shall be paid to the personal or legal representatives, if any, or beneficiaries of Eligible Employee within 60 days of the date of such termination.  The Board shall determine whether Eligible Employee has a Disability.  Notwithstanding the foregoing, in the event the Eligible Employee has an employment agreement with the Company or any Subsidiary or Affiliate that provides for termination for “disability,” the definition of “disability” contained in such employment agreement shall govern this Agreement.

(1)                                  Note:  For Greg Josefowicz, this Agreement will be modified to reflect that he is not an employee.

(c)                                  Change of Control.  If there is a Change of Control, then the Board shall have the discretion to provide that the entire unpaid portion of the Bonus Amount may be paid on the Change Effective Date, but only if that Change of Control constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company as described in Section 409A(a)(2)(A)(v) of the Code and the Board provides for such payment under all similar arrangements as provided by said Section 409A and the regulations thereunder.  If there is a Change of Control, and if Eligible Employee’s employment with the purchaser or entity resulting from or surviving such Change of Control is terminated involuntarily without Cause or due to death or Disability within one year of the Change Effective Date for such Change of Control, then any unpaid portion of the Bonus Amount shall be paid on the effective date of such termination.

Section 3.                                            Nontransferable; Source of Benefits.  Benefits hereunder are not subject to alienation, anticipation, transfer or assignment by the Eligible Employee and are not subject to being attached or reached and applied by any creditor of the Eligible Employee.  Benefits shall be paid from the general assets of the Company, and no Eligible Employee shall have a right to a benefit hereunder greater than that of an unsecured general creditor thereof.

Section 4.                                            No Right to Continue Service.  Neither this Agreement nor any related material shall give Eligible Employee the right to continue in employment by Employer or any other Subsidiary or Affiliate or shall adversely affect the right of Employer or any Subsidiary or Affiliate to terminate Eligible Employee’s employment with or without Cause at any time.

Section 5.                                            Withholding.  Employer or another Subsidiary or Affiliate shall have the right upon payment of all or any portion of the Bonus Amount to take such action as Employer or such other Subsidiary or Affiliate deems necessary or appropriate to satisfy any tax or other withholding requirements arising out of the Bonus Amount.

Section 6.                                            Confidentiality.  Eligible Employee agrees to keep this Agreement and the Bonus Amount, including the terms hereof, confidential and to not use or disclose, at any time, such terms; provided, however, that Eligible Employee may disclose the terms of this Agreement to such advisors as is reasonably necessary for tax or estate planning purposes.

Section 7.                                            Governing Law; Limitation on Liability.  This Agreement shall be governed by the laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule).  IN NO EVENT SHALL THE COMPANY BE LIABLE FOR ANY INDIRECT DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS OR LOST OPPORTUNITY, OR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL OR EXEMPLARY DAMAGES, INCLUDING LEGAL FEES.

Section 8.                                            Binding Effect.  This Agreement shall be binding upon the Company and Eligible Employee and their respective heirs, executors, administrators and successors.  The Company shall have discretion to operate, interpret and implement this Agreement.  The

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decisions and determinations (including determinations of the meaning and reference of terms used in this Agreement) of the Company shall be conclusive upon all Persons.

Section 9.                                            Headings and Sections.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any references to sections in this Agreement shall be to sections of this Agreement unless otherwise expressly stated as part of such reference.

Section 10.                                      Entire Agreement.  This Agreement constitutes the entire agreement of the Company with respect to the subject matter thereof and cannot be amended by any oral statement or otherwise except by a written document referring to this Section 10 that is executed by the Company and the Eligible Employee.

Section 11.                                      Section 409A.  The provisions of this Agreement are intended and shall be interpreted and administered so as to not result in the imposition of additional tax or interest under Section 409A of the Code where applicable.  Without limiting the foregoing, this Agreement shall not be amended in a manner so as to result in the imposition of such tax or interest, and any reference to “termination of employment” or similar term shall mean an event that constitutes a “separation from service” within the meaning of Section 409A of the Code, and if at separation from service the Eligible Employee is considered a “specified employee” within the meaning of said Section 409A, then any payments hereunder that are nonqualified deferred compensation within the meaning of said Section 409A that are to be made upon separation from service shall be accumulated and paid to the Eligible Employee in a lump sum six months and one day following the separation from service (or if the Eligible Employee dies during such six-month period, as soon as practical following the date of death).

Section 12.                                      Financing Documents.  Notwithstanding anything set forth in this Agreement to the contrary, the Company shall not be obligated to pay, and Eligible Employee shall not be entitled to receive, any portion of the Bonus Amount to the extent that payment thereof would be prohibited or blocked by the Financing Documents or would otherwise result in the occurrence of a Default or an Event of Default or a failure of the Company or any of its Subsidiaries or Affiliates to be in pro forma compliance with the financial covenants under the Financing Documents (a “Payment Blockage”); provided, however, that the Company’s obligation to pay, and Eligible Employee’s entitlement to receive, any portion of the Bonus Amount shall be reinstated, in arrears, once the Default or Event of Default resulting in such Payment Blockage has been cured or waived; provided, further, that no other Default or Event of Default exists or would result from the payment or delivery of such portion of the Bonus Amount and the Company would be in pro forma compliance after giving effect thereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

TOPS HOLDING CORPORATION

By:
Name:
Title:

[Name of Eligible Employee]

ANNEX I

DEFINED TERMS

“Affiliate” means any organization (other than a Subsidiary) that would be treated as under common control with the Company under Section 414(c) of the Code, if “50 percent” were substituted for “80 percent” in the income tax regulations under Section 414(c) of the Code.

“Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

“Board” means the Board of Directors of the Company.

“Cause” means (i) the willful failure by the Eligible Employee to perform such duties as are reasonably requested by the Board or the Company’s Chief Executive Officer, as determined in good faith by the Board, and such failure shall have continued for a period of ten (10) days after the Company gives written notice to Eligible Employee specifying such failure, (ii) the failure by the Eligible Employee to observe material Company policies generally applicable to employees of the Company, (iii) gross negligence or willful misconduct by the Eligible Employee in the performance of his duties, as determined in good faith by the Board, (iv) the commission by the Eligible Employee of any act of fraud (including, without limitation, any material misrepresentation made by Eligible Employee to the Company or any of its predecessors or Affiliates, including, without limitation, Morgan Stanley, and their respective agents, in connection with such party’s evaluation of Eligible Employee as a prospective employee), theft or financial dishonesty with respect to the Company or any of its Affiliates, (v) the Eligible Employee’s indictment, conviction of, or pleading no contest or nolo contendere to, any felony or a lesser crime involving dishonesty or moral turpitude, (vi) breach of any material provision of any employment agreement between Eligible Employee and the Company, (vii) failure of the Eligible Employee to obtain or retain any permits, licenses or approvals which may be required by any state or local authorities in order to permit the Eligible Employee to continue employment in the ordinary course, (viii) any act or omission that is materially injurious (financially or otherwise) to the Company or its reputation, (ix) chronic absenteeism or (x) alcohol or other substance abuse by the Eligible Employee.  The Board shall determine whether Cause for termination exists.  Notwithstanding the foregoing, in the event the Eligible Employee has an employment agreement with the Company or any of its Affiliates that provides for termination for “cause” or “reasonable cause”, the definition of cause or reasonable cause, as applicable, contained in such employment agreement shall govern this Agreement.

“Change Effective Date” means the date which includes the “closing” of the transaction which makes a Change of Control effective.

“Change of Control” means that any of the following events has occurred with respect to the Company, and the effective date of the Change of Control shall be as of the first day that any one or more of the following events shall have been fully and unconditionally effected:(a) Any Person, other than (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate; or (B) a Person owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s Voting Securities;

(b)                                 After the Effective Date, the Company consummates a merger or consolidation of the Company with any other Person, other than a merger or consolidation that would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) more than 50% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(c)                                  The Company consummates a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets;

(d)                                 The Morgan Stanley Investors (as defined in the Shareholders’ Agreement), or any one of them, Transfer(s) a number of shares of the Company’s common stock equal to eighty percent (80%) multiplied by the aggregate number of shares of the Company’s common stock then owned by the Morgan Stanley Investors, to any Person(s) other than a Permitted Transferee(s) (as defined in the Shareholders’ Agreement); or

(e)                                  Any other condition or event that the Board determines to be a “Change of Control”.

Notwithstanding the foregoing, a “Change of Control” shall not include any acquisition of securities or voting power directly from the Company through a Public Offering.

“Code” means the Internal Revenue Code of 1986, as amended.

“Default” shall have the meaning set forth in the Financing Documents.

“Disability” has the same definition as under the then-existing disability insurance plan covering Eligible Employee.

“Event of Default” shall have the meaning set forth in the Financing Documents.

“Financing Documents” means any documents related to any indebtedness of the Company or any of its Subsidiaries or Affiliates, and any subsequent refinancing thereof.

“Person” means any natural person and any company, government or political subdivision, agency or instrumentality of a government; provided, that if two or more Persons act as a partnership, limited partnership, joint venture, syndicate or other group for the purpose of acquiring, holding or disposing of securities of the Company, such partnership, limited partnership, joint venture, syndicate or group shall be deemed to be a single Person for purposes of this Agreement.

“Public Offering” means the sale, in a public offering registered under the Securities Act of 1933, as amended, of shares of the Company’s common stock.

“Shareholders’ Agreement” means the Shareholders’ Agreement between the Company and its shareholders identified therein, as amended, amended and restated, supplemented or modified from time to time.

“Subsidiary” means a corporation that is a subsidiary corporation (within the meaning of § 424(f) of the Code) of the Company.

“Voting Securities” means the Company’s then outstanding securities that are entitled to vote generally in the election of directors.